ALLSTATE

Cecile A. Butler

Tax Department

May 16, 2008

To:	Allstate Life Insurance Company
Northbrook, IL 60062

From:	Cecile A. Butler
Tax Counsel, Tax Department

Re:	Opinion regarding Taxation of the Allstate® Guaranteed Lifetime Income Annuity

Ladies and Gentlemen:

I, Cecile A. Butler, as Tax Counsel of Allstate Life Insurance Company (ALIC), am delivering this opinion in connection with the offer and sale of the Allstate® Guaranteed Lifetime Income annuity (“GLIA”).

ALIC filed a Registration Statement on Form S-3 (File No. 333-147913), on December 6, 2007, as amended by Pre-Effective Amendment No. 1, filed on March 31, 2008 and Pre-effective Amendment No. 2 filed on May 16, 2008 (including all documents incorporated by reference therein, the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection therewith, I have participated in the preparation of the discussion set forth under the caption “Taxation of the Certificate” (the “Discussion”) in the prospectus included in the Registration Statement.

The Discussion set forth in the prospectus, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes my opinion as internal tax counsel as to the material United States federal income tax consequences for purchasers of the GLIA. This opinion is not binding on the Internal Revenue Service or a court. In addition, I must note that the opinion represents my best legal judgment on the matters presented and that others may disagree with the conclusions expressed in the discussion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with the opinion expressed in the Discussion if litigated.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. My opinion is rendered as of the date hereof and I assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, my opinion is based on the assumption that the matter will be properly presented to the applicable court.

I hereby consent to the reference of my name under the caption “Legal Matters” in the prospectus, filed as part of Pre-Effective Amendment No. 2 to the Registration Statement. I hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, I do not admit that I am an “expert” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Sincerely,

/s/ Cecile A. Butler

Cecile A. Butler

Tax Counsel

Allstate Life Insurance Company